Exhibit 12-B

              Chrysler Corporation and Consolidated Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                            (dollars in millions)

                                                         Six Months Ended
                                                              June 30,
                                                         --------------------
                                                         1998            1997
                                                         ----           -----
Net earnings before extraordinary item                  $2,055         $1,512
 Add back:
  Taxes on income                                        1,219          1,003
  Fixed charges                                            755            673
  Amortization of previously capitalized
   interest                                                 56             63
 Deduct:
  Capitalized interest                                      85             97
  Undistributed earnings from less
   than fifty percent owned affiliates                      --              3
                                                        ------         ------
Earnings available for fixed charges                    $4,000         $3,151
                                                        ======         ======

Fixed charges:
 Interest expense                                       $  596         $  488
 Capitalized interest                                       85             97
 Credit line commitment fees                                 3              4
 Interest portion of rent expense                           71             84
                                                        ------         ------
Total fixed charges                                     $  755         $  673
                                                        ======         ======

Ratio of earnings to fixed charges                        5.30           4.68
                                                        ======         ======

Preferred stock dividend requirements                   $    0         $    1
                                                        ======         ======

Ratio of earnings to fixed charges and
 preferred stock dividend requirements                  $ 5.30         $ 4.68
                                                        ======         ======


The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. The ratio of earnings to fixed charges and preferred stock dividend requirements is computed by dividing earnings for fixed charges by the sum of total fixed charges and preferred stock dividend requirements.


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